VALUE ADDED RETAIL LICENSE AGREEMENT

THIS AGREEMENT is made and effective the 1st day of July, 2004 by and between

LABTECH SYSTEMS INC. hereinafter referred to as "LABTECH" with offices located at 3950 Worthview Place, Mississauga, Ontario, Canada L5N 6S7 has developed new technology marketed as "choozmail" represented by United States Patent Application Number 605022135, hereinafter referred to as "choozmail".

And

CONECTE EDUCCAO., hereinafter referred to as "THE LlCENSEE" with offices located at Rua Mar Vermelho, 488, Barueri, Sao Paulo for the purpose of obtaining the License for the exclusive Distribution of "choozmail" as detailed herein.

WHEREAS, LABTECH SYSTEMS INC., represents and warrants that LABTECH is the Sole and Exclusive owner of the entire Rights, Title, Patents Pending and Interest in and for the technology entitled "choozmail".

AND WHEREAS, LABTECH further represents and warrants that they have the right to enter into this Agreement, and that there are no outstanding assignments, written, oral or implied,

AND WHEREAS, LABTECH further represents that they are not aware of any third party claims that would prevent the Licensees from fully marketing "choozmail".

AND WHEREAS, THE LICENSEE desires to obtain the EXCLUSIVE LICENSE for a period of One Year renewable each year thereafter as detailed in paragraph 3. Herein, for consideration under said Patent Applications to market the product so long as the Terms and Conditions are met.

AND WHEREAS, LABTECH and THE LICENSEE both represent and warrant each to the other and to any other interested parties that they are not related and that they are dealing independently each with the other at arms length in a bona fide open and fair market negotiation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties and for the mutual covenants hereby set forth,

IT IS MUTUALLY AGREED AS FOLLOWS:

1. DEFINITIONS:

As used herein, the following additional definitions shall apply:

(i). "Licensees" shall include any and all Sublicenses of Licensee. The covenants and obligations hereunder taken apply not only to Licensees, but also to any and all Sublicenses if so granted by Licensor.

(ii). "Technical Knowledge" shall mean proprietary information, trademark secrets, know-how, engineering data and any other information in the possession of LABTECH the Licensor. The Licensees or their Directors, Employees and/or agents nominated retailers of the product. This includes the use of the process all or part of which may be necessary to enable the Licensees to operate and/or market the technology pursuant to this Licensees Agreement to a standard and quality of the product. This knowledge will always remain the property of LABTECH.

(iii). "Substantial Infringement" means an infringement of the use of the technology, trade secrets, circumvention covering the and/or the said patent(s) by a third party in a specified territory or from outside the specified territory.


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

AGREEMENTS, WHETHER ORAL OR WRITTEN AND ANY PRIOR AGREEMENTS ARE HEREBY CONSIDERED NULL AND VOID.

AGREED AND ACCEPTED as of this 1st day of July, 2004.

Conecte Educacao.                         Labtech Systems Inc.
--------------------------------------    --------------------------------------


/S/ JORGE LUIZ LIAUSU CAVALCANTI          /S/ LUIZ BRASIL
--------------------------------------    --------------------------------------
Signature of Authorized Representative    Signature of Authorized Representative


Jorge Luiz Liausu Cavalcanti              Luis Brasil
--------------------------------------    --------------------------------------
Name of Authorized Representative         Name of Authorized Representative


Director                                  Director
--------------------------------------    --------------------------------------
Title of Authorized Representative        Title of Authorized Representative


July 1st, 2004                            July 1st, 2004
--------------------------------------    --------------------------------------
Date                                      Date

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

                                  SCHEDULE "A"

All costs stated in US Dollars - applicable taxes not included.

                     Covered by this         MSRP         VAR Pre-purchase
Number of units         Agreement          per unit       Price per unit #
---------------         ---------          --------      ----------------
1 - 75,000 units           x              $ 39.95           $ 29.95 #
75,000 - 150,000 units     x              $ 39.95           $ 28.95 #
150,001 units and up       x              $ 39.95           $ 28.45 #

As stated in paragraph 3. (i) of this Agreement, the Term of this Agreement is Three years from date of commencement.

# Rebate may apply depending on market conditions and sales volume.


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